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              AGREEMENT BETWEEN DANIEL DAOU AND DAOU SYSTEMS, INC.
                                      LEASE


     This Lease is made and entered into this 1ST DAY OF OCTOBER, 1995, by and between DANIEL DAOU (hereinafter referred to as "Landlord") whose address is 14226 BOUNTY WAY, POWAY, CA 92064 and DAOU SYSTEMS, INC. (hereinafter referred to as "Tenant").

     Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, on the terms and conditions hereinafter set forth, that certain real property and the building and other improvements located thereon situated in the City of SAN DIEGO, County of SAN DIEGO, State of CALIFORNIA, commonly known as:
13351 KIBBINGS ROAD, SAN DIEGO, CA  92130 and described as a 3 BEDROOM,
2.5 BATHROOM CONDOMINIUM (said real property is hereinafter called the "Premises").

     The term of this Lease shall be for one year, commencing on OCTOBER 1, 1995, and ending on SEPTEMBER 30, 1996.

     Tenant shall pay to Landlord as rent for the Premises, the sum of ONE THOUSAND FIVE HUNDRED ($1500.00) dollars per month, in advance on the first day of each month during the term hereof. Rent shall be payable without notice or demand and without any deduction, off-set, or abatement in lawful money of the United States to the Landlord at the address stated herein for notices or to such other persons or such other places as the Landlord may designate to Tenant in writing.

     Tenant hereby covenants and agrees with the Landlord as follows:

     (1) To pay to the Landlord the rent as hereinabove provided as the same becomes due.

     (2) Not to sublet the whole or any part of the premises nor to assign this Lease, and not to make any alterations, additions, or improvements in or about the premises without the prior written consent of the Landlord.

     (3) That all alterations, additions, or improvements made in and to said premises shall, unless otherwise provided by written agreement between the parties hereto, be the property of Landlord and shall remain upon and be surrendered with the premises.


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     (4)  Tenant acknowledges that the premises are leased to him in their present condition unless otherwise provided by written agreement between the parties hereto, and Tenant agrees to keep the premises in good condition and repair at his own expense.

     (5) At the expiration of the term or any sooner termination of this Lease, Tenant agrees to surrender possession of the premises in good condition and repair, ordinary wear and tear and damage by fire and the elements excepted.

     (6) If Tenant shall hold over after the expiration of the term of this Lease with the consent, express or implied, of Landlord, such holding shall be construed to be a tenancy from month to month and Tenant shall comply with all of the other terms and covenants of this Lease applicable to a month-to-month tenancy for such time that Tenant holds over.

     (7) If either party hereto commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the losing party reasonable attorney's fees and costs of suit.

     (8)  Landlord to receive security deposit equal to one month's rent.

     (9)  No pets are allowed on the premises.

     In this Lease, whenever the context so requires, the singular number includes the plural and the masculine gender includes the feminine and/or neuter. The covenants and conditions of this Lease shall bind and benefit, respectively, Landlord and Tenant, their respective heirs, executors, administrators, successors, and assigns.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the day and year first above written.



LANDLORD:                     TENANT:                        OWNER:

Daniel Daou                   DAOU Systems, Inc.             Joseph Daou



/s/ Daniel Daou                                              /s/ Joseph Daou
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